EXHIBIT 99.1

For Immediate Release	Contact:
Elaine Grimsell Beckwith Neurogen Corp. 203-315-4615 elaine_beckwith@nrgn.com

NEUROGEN TO ASSUME RIGHTS UNDER
CRF-1 COLLABORATION

Branford, CT, September 15, 2004 — Neurogen Corporation (Nasdaq: NRGN) today announced that, following the recent combination of Sanofi-Synthelabo and Aventis, Neurogen’s collaboration with Aventis relating to corticotrophin releasing factor (CRF)-based drugs will terminate on December 8, 2004 and Aventis is required to transfer to Neurogen development and commercialization rights to CRF-1 compounds under the agreement.

Neurogen and Aventis entered into the agreement to discover and develop CRF-based drugs for the treatment of depression, anxiety and other stress-related disorders in December 2001. Most recently, Neurogen received in the first quarter of 2004 a $1 million milestone payment.

Under the collaboration agreement Aventis assumed responsibility for funding the collaborative program and was granted exclusive world-wide rights to develop and commercialize collaboration compounds. Aventis will continue to provide funding until the effective date of termination at which time Neurogen will assume responsibility for funding future research, development, and commercialization.

Corticotrophin releasing factor is a neurotransmitter that mediates physiological and behavioral responses to stress. Blocking CRF 1 receptors represents a promising and innovative target for treatment of stress-related disorders, including depression and anxiety.

About Neurogen
Neurogen Corporation targets new small molecule drugs to improve the lives of patients suffering from disorders with significant unmet medical need, currently: inflammation, pain, insomnia, depression, and obesity. Neurogen continues to generate a portfolio of compelling new drug candidates through its Accelerated Intelligent Drug Discovery (AIDD™) system, its expertise in cellular functional assays, and its depth in medicinal chemistry. The Company conducts its drug research and clinical development independently or, on selected programs collaborates with world-class pharmaceutical companies to access complementary expertise.

Neurogen Safe Harbor Statement
The information in this press release contains certain forward-looking statements that involve risks and uncertainties as detailed from time to time in Neurogen's SEC filings, including its most recent 10-K. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, risks associated with the inherent uncertainty of drug research and development, difficulties or delays in development, testing, regulatory approval, production and marketing of any of the Company's drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company's drug candidates, advancement of competitive products, dependence on corporate partners, sufficiency of cash to fund the Company's planned operations and patent, product liability and third party reimbursement risks associated with the pharmaceutical industry.